Exhibit 10.19
WAREHOUSE LEASE AGREEMENT
BROADWAY TECH CENTRE,
VANCOUVER’S BUSINESS CAMPUS

VANCOUVER, B.C.
BETWEEN
2725312 CANADA INC.
(THE LANDLORD)
AND
LULULEMON ATHLETICA INC.
(THE TENANT)

WAREHOUSE LEASE AGREEMENT
BROADWAY TECH CENTRE,
VANCOUVER’S BUSINESS CAMPUS
VANCOUVER, B.C.
LEASE AGREEMENT made the 21st day of October, A.D. 2004.
2725312 CANADA INC.,
a body corporate, having its head office at
Suite 1800, Four Bentall Celifre
1055 Dunsmuir Street, in the City of Vancouver,
in the Province of British Columbia, V7X 1B1.
(hereinafter called the Landlord’)
OF THE FIRST PART
AND:
LULULEMON ATHLETICA INC., a body corporate,
having a head office address of 1945 McLean Avenue,
Vancouver, British Columbia V5N 3J7
(hereinafter called the “Tenant”)
OF THE SECOND PART
               WHEREAS the Landlord is the registered owner of that certain parcel of land and such buildings situated on the same in the City of Vancouver, in the Province of British Columbia commonly known as BROADWAY TECH CENTRE, VANCOUVER’S BUSINESS CAMPUS having legal descriptions as set out in Schedule “A” to this agreement (the “Lands”); and
               WHEREAS the Tenant has agreed to lease space in a building on the Lands which will comprise the area more particularly hereinafter set forth for the term and at the rental and subject to the terms, covenants, conditions and agreements hereinafter contained;
               Witnesses that in consideration of the rents, covenants, agreements and conditions hereinafter reserved and contained on the part of the Tenant to be respectively paid, kept, observed and performed, the Landlord hereby demises and leases unto the Tenant the Premises pursuant to the following terms and conditions:

ARTICLE 1
DEFINITIONS
In this Lease, in addition to further definitions, the following expressions shall have the following meanings:
1.1.	ADDITIONAL RENT

“Additional Rent” means payments which the Tenant is required to make to the Landlord pursuant to this Lease in addition to Gross Rent.

1.2.	ADDITIONAL SERVICES

“Additional Services” means the services and supervision supplied by the Landlord from time to time to the Tenant and which are additional to the normal operation and maintenance of the Property and other services which the Landlord has agreed to supply pursuant to the provisions of this Lease and to like provisions of other leases within the Group of Buildings (defined below). For such Additional Services the Tenant shall pay a reasonable charge together with a fifteen percent (15%) service fee to the Landlord or his assigns. Any disputes shall be settled conclusively by the Landlord’s independent chartered accountant.

1.3.	BUILDING, GROUP OF BUILDINGS AND SUB-GROUP OF BUILDINGS

“Building” means the building and related improvements in which the Premises are located, which Building is outlined in red on the plan attached to this agreement as Schedule “B”;

“Group of Buildings” means all buildings or related improvements now or hereafter built upon the Lands such buildings presently as shown on the plan attached to this agreement as Schedule “B”;

“Sub-group of Buildings” means buildings or related improvements within the Group of Buildings as designated by the Landlord from time to time as separate from other buildings in the Group of Buildings for the purposes of calculating Operating Costs (defined below) for that Sub-group of Buildings chargeable to the Tenant as Additional Rent.

1.4.	COMMON AREAS

“Common Areas” means all areas of the Property, as may be designated by the Landlord from time to time, including without limitation, corridors, electrical rooms, and other facilities for the use of all tenants.

1.5.	INSURED DAMAGE

“Insured Damage” means the part of any damage occurring to the Premises for which the Landlord is responsible of which the cost of repair is actually recoverable by the

Landlord under a policy of insurance in respect of fire and other perils from time to time effected by the Landlord.

1.6.	LANDS

“Lands” means those lands described in Schedule “A” to this Agreement

1.7.	LANDLORD’S ARCHITECT

“Landlord’s Architect” means the independent architect, or engineer or quantity surveyor selected by the Landlord from time to time for the purposes of making determinations hereunder.

1.8.	LEASE

“Lease”, “hereof”, “herein”, “hereunder” and similar expressions mean or refer to this Lease and includes all other Schedules attached hereto, and any amendments thereof made from time to time by the parties in writing.

1.9.	LEASEHOLD IMPROVEMENTS

“Leasehold Improvements’ means all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant or any previous tenant of the Premises with the exception of trade fixtures or furniture and equipment not of the nature of fixtures, and includes all wall-to-wall carpeting (whether or not supplied by the Landlord), and all window coverings.

1.10.	NORMAL BUSINESS HOURS

“Normal Business Hours” means the hours from 8:00 am. to 6:00 p.m., Monday to Friday, inclusive, and 8:00 a.m. to 1:00 p.m. Saturday of each week, statutory holidays excepted.

1.11.	PREMISES

“Premises” means that portion of the main floor Building shown outlined in red on the Plan attached to this agreement as Schedule “C” hereto. The exterior face of the Building is expressly excluded from the Premises and reserved to the Landlord.

1.12.	PRIME RATE

“Prime Rate” means that rate of interest announced from time to time by the main branch in the city in which the Building us situate, of the Toronto-Dominion Bank, as a reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made in Canada,

1.13.	PROPERTY

“Property” means the Lands and Group of Buildings referred to herein and all other improvements on the Lands as arc from time to time existing thereon.

1.14.	PROPORTIONATE SHARE

“Proportionate Share” means the percentage of the Tenant’s Rentable Area within the total rentable area of the Building.

1.15.	RENT

“Rent” means the Gross Rent and the Additional Rent.

1.16.	RENTABLE AREA

“Rentable Area” as further defined herein shall refer to all floor area measured irons the predominant building wall in the case of exterior walls (without deduction for vestibules, entrances or other recessed areas inside the building line) and to the centre of partitions that separate the Premises from adjoining premises or Common Areas (without deduction for columns, ducts, projections or other structural elements necessary to the Building), to which shall be added a pro rata share of the Common Areas as defined above within the Building in which the Rentable Area is located.

1.17.	TERM

“Term” means the term of the Lease set forth in Article 3.1 and any extension thereof and any period of permitted overholding
ARTICLE 2
PREMISES AND INTENT
2.1.	PREMISES

The Rentable Area of the Premises known as Main Floor, 2955 Hebb Street, Vancouver, B.C. is approximately thirty two thousand four hundred (32,400) square feet subject to final determination by the Landlord’s Architect. the measurement prepared by the Landlord’s Architect shall be final and binding upon the parties hereto as to such Rentable Area.

2.2.	INTENT

The Landlord and the Tenant acknowledges and agrees that this Lease shall be a completely gross lease for the Tenant except as expressly herein set out and the Tenant shall not be responsible during the Term hereof for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Premises, or the contents thereof, except as expressly herein set out, and without limiting the generality of the foregoing, the Landlord shall be liable for the payment of all charges, impositions and expenses of every nature and kind relating to the Premises and the contents thereof; except as expressly herein set out including Operating Costs and Taxes as defined herein.
ARTICLE 3
TERM
3.1.	TERM

The Term of this Lease shall be for three (3) years and shall commence on the 1st day of February, 2005 (the “Commencement Date.”) In the event the Premises should not be ready for occupancy by Commencement Date for any reason, the Commencement Date shall remain that as aforesaid, however the Landlord may extend the date of delivery and in such a case agrees to credit Rent to the Tenant calculated on a per diem basis for each day that the Tenant is not in occupation until the date that the Premises are ready for occupation, the Tenant begins Leasehold Improvements or otherwise occupies the Premises. The Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof.
ARTICLE 4
DEPOSIT AND RENT
4.1.	SECURITY DEPOSIT

Prior to or concurrently with the execution and return of this Lease by the Tenant, the Tenant shall pay to the Landlord’s agent Bentall Real Estate Services Limited Partnership the sum of Forty Three Thousand Three hundred Thirty Five Dollars ($43,335.00) as a deposit. The deposit is comprised of the first month’s Gross Rent plus goods and services tax being Twenty One Thousand Six Hundred Sixty Seven Dollars and Fifty Cents ($21,667.50) and Twenty One Thousand Six Hundred Sixty Seven Dollars and Fifty Cents ($21,667.50) as a further deposit to the Landlord to stand as security for the payment by Tenant of any and all present and future debts and liabilities of the Tenant to the Landlord in connection with its obligations arising under this Lease for the term of the Lease (the “Debts, Liabilities and Obligations”). The agent of the Landlord is hereby authorized by the Tenant to deliver such deposit to the Landlord and need not hold it in trust as stakeholder. The Landlord shall not be required to keep the deposit separate from its general funds. In the event the Landlord shall from time to time apply any or all of such deposit towards payment of the Debts, Liabilities and Obligations, the Tenant shall, from time to time at the request of the Landlord, forthwith pay to the Landlord such sum to bring the amount of the said deposit up to its original amount. In the event of the Landlord disposing of its interest in this Lease, the Landlord shall credit the deposit to its successor and thereupon shall have no liability to the Tenant to repay the security deposit to the Tenant. If the Tenant shall from time to time fail to observe, perform and pay its Debts, Liabilities and Obligations in accordance with the terms of this Lease, the Tenant hereby authorizes the landlord to apply all or part, as the case may be of such security deposit to rectify such failure. Subject to the foregoing and to the Tenant not being in default under this Lease, the Landlord shall repay the security deposit to the Tenant without interest within ninety (90) days at the end of the Term or sooner termination of the Lease provided that all Debts, Liabilities and Obligations of the Tenant to the Landlord are paid and performed in full, failing which the Landlord may, on notice to the Tenant, elect to retain the security deposit and to apply it in reduction of the Debts, Liabilities and Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Debts, Liabilities and Obligations. Notwithstanding the foregoing, if the Tenant fails to execute and deliver this Lease, in a mutually agreeable form, within ten (10) days of receipt from the Landlord or fails to take possession of the Premises by the Commencement Date, the Landlord may, at its sole option, terminate this Lease, whereupon the deposit shall be retained by the Landlord as liquidated damages on account of the Tenant’s default and not as a penalty.

The deposit includes goods and services tax of seven percent (7%).

4.2.	GROSS RENT

From and after Commencement Date, the Tenant shall pay a gross annual rent (herein called “Gross Rent”) in the sum of two hundred forty three thousand dollars ($243,000.00) per year calculated on the basis of seven dollars and fifty cents ($7.50) per square foot of Rentable Area of the Premises per annum. Such Gross Rent, together with any adjustment of rent provided for herein then in effect, shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the initial Term of this Lease and any extensions or renewals thereof, and the Tenant hereby agrees to so pay such Gross Rent to the Landlord at the Landlord’s address as provided herein (or such other address as may be designated by the Landlord from time to time) monthly in advance without demand. If the Term of this Lease as heretofore established commences on other than the first day of a month or terminates on other than the last day of a month, then the installment or installments so prorated shall be paid in advance. Goods and services tax of seven percent (7%) shall be added to any Gross Rent amounts payable.

4.3.	ADDITIONAL RENT

From and after Commencement Date, the Tenant shall pay as Additional Rent the costs of janitorial and garbage services and all utilities consumed within the Premises, including electricity, gas and water and all other sums to be paid by the Tenant hereunder, and the Landlord shall have the same remedies for default for the payment of Additional Rent as are available to the Landlord in the case of default in the payment of Gross Rent. All Additional Rent amounts shall include goods and services tax of seven percent (7%).

It is agreed between the Landlord and the Tenant that the electricity utility consumption will not be separately metered. It is further agreed between the Landlord and the Tenant that the Tenant’s electricity consumption will be calculated on the basis of the fixture and plug load count multiplied by the hours of operation multiplied by the prevailing market rate of cost per kilowatt hour, which prevailing market rate may change from time to time. Such total amount will be averaged on an annual basis and charged monthly.

To measure gas and water consumed within the Premises, the Landlord shall install at its expense a separate meter. The Tenant shall pay directly to the Landlord, as invoiced, all amounts associated with the gas and water consumed within the Premises.

4.4.	DIRECT ASSESSMENT

The Tenant covenants to pay promptly when billed, all taxes, rates, duties or charges levied imposed or assessed on its personal property, its use or occupation of the Premises, the business carried on therein, all fixtures, equipment, machinery of the Tenant therein or from time to time levied, imposed or assessed in the future in lieu thereof; and Taxes levied, imposed or assessed on all Leasehold Improvements in the Premises.

4.5.	LANDLORD TAX OBLIGATION

The Landlord covenants with the Tenant, subject to the provisions of Articles 4.3 and 4.7 to pay the Taxes promptly when due. The Landlord shall have the right to appeal any taxes assessed or levied against the Property or the Premises but shall not be obligated to so do.

4.6.	AMOUNTS PAST DUE

If the Tenant fails to pay, when the same is due and payable, any Gross Rent, any Additional Rent or any other amounts payable by the Tenant under this Lease, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a rate per annum which is six (6) percentage points above the Prime Rate.

4.7.	GST, SALES TAX AND VALUE-ADDED TAX

Notwithstanding anything herein contained to the contrary, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value-added taxes, business transfer taxes, or any other taxes imposed on the Landlord with respect to Rent payable by the Tenant to the Landlord under this Lease, or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value-added tax, business transfer tax, or otherwise (herein called “Sales Tax”), it being the intention of the parties that Landlord shall be fully reimbursed by the Tenant with respect to any and all Sales Tax at the full tax rate applicable from time to time in respect of the Rent or the rental of space, without reference to any tax credits available to the Landlord. The amount of the Sales Tax so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Tax apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines. Despite any other section or clause in this Lease, the amount payable by the Tenant under this paragraph shall be deemed not to be Rent, but the Landlord shall have all of the same remedies for and recovery of such amount as it has for recovery of Gross Rent under this Lease.

4.8.	WAIVER OF CLAIM AND SETOFF

The Tenant hereby waives and renounces any and all existing and future claim, counterclaims, setoffs and compensation against any Rent and agrees to pay such Rent regardless of any claim, setoff or compensation which may be asserted by the Tenant or on its behalf.

4.9.	RECEIPTS, ETC.

Whenever requested by the Landlord the Tenant shall deliver to it receipts for payments of all taxes, rates, duties, levies and assessments payable by the Tenant pursuant to Section 4.7(a) hereof and furnish such other information in connection therewith as the Landlord may reasonably require.
ARTICLE 5
TENANT’S COVENANTS
The Tenant covenants with the Landlord as follows:
5.1.	OCCUPANCY

From the date that the Premises are ready for occupation, and throughout the Term to continuously occupy the Premises and to carry on therein the business comprising the Permitted Use subject to the terms herein.

5.2.	RENT

To pay the Rent hereby reserved, and all other sums payable hereunder to the Landlord, promptly on the days and at the times and in the manner specified herein, without demand, deduction or set-off.

5.3.	PERMITTED USE

To use the Premises only for the purpose of storing and the distribution of clothing, fabric and store fixtures, and not to use or permit to be used the Premises or any part thereof for any other purpose or business whatsoever without the written consent of the Landlord.

Notwithstanding anything to the contrary herein contained, but subject to the Tenant:
(a)	being in occupancy and not in default; and

(b)	obtaining and submitting copies to the Landlord, at least thirty (30) days prior to December 22 in each year of the Term, of all necessary licenses, permits and approvals front the City of Vancouver and any other authority having jurisdiction over the temporary business to be conducted from the Premises (as hereinafter described), then the Tenant shall be permitted to conduct the retail sale of its merchandise from the Premises during the period December 22 to December 26 in each year of the Term.
5.4.	WORK AND NUISANCE

Not to commit or permit any waste or damage to the Premises including the Leasehold Improvements and trade fixtures therein, any nuisance therein or any use or manner of use causing annoyance to other tenants and occupants of the Group of Buildings and not to use or permit to be used any part of the Premises for any trade or business which is, in the opinion of the Landlord, dangerous, noxious or offensive; not cause or suffer or permit any oil or grease or any harmful, objectionable, dangerous, poisonous or explosive matter or substance to be discharged into the Premises or the Property; and not to place any objects on or otherwise howsoever obstruct the heating or air conditioning vents within the Premises.

5.5.	FLOOR LOADS

Not to place a load upon any portion of any floor of the Premises which exceeds the floor load which the area of such floor being loaded was designed to carry having regard to the loading of adjacent areas and that which is allowed by code. The Landlord reserves the right to prescribe the weight and position of all safes and heavy installation which the Tenant wishes to place in the Premises, so as to distribute properly the weight thereof and the Tenant shall pay for all costs incurred by the Landlord and the Landlord’s Architect in making such assessment. The Tenant shall repair any damage done in the Premises or the Building by reason of any excessive weight placed in the Premises or excessive vibration caused in the Premises.

5.6.	INSURANCE RISKS

Not to do, omit to do or permit to be done upon the Premises anything which would or might cause Landlord’s cost of insurance (whether fire, liability or other) to be increased (and, without waiving the foregoing prohibition the Landlord may demand, and the Tenant shall pay to the Landlord upon demand, the amount of any such increase of cost caused by anything so done or omitted or permitted to be done or omitted) or which would or might cause any policy of insurance to be subject to cancellation or refusal of placement or renewal.

5.7.	NOXIOUS FUMES, ODORS AND ENVIRONMENTAL MATTERS

To use the Premises so that noxious or objectionable fumes, vapors and odors will not occur beyond the extent to which they are discharged or eliminated by means of the flues and other devices provided in the Building by the Landlord and shall prevent any such noxious or objectionable fumes, vapors and odors from entering into the air conditioning or being discharged into other vents or flues of the Building or annoying any of the tenants in the Building. Any discharge of fumes, vapors and odors shall be permitted only during such period or periods, to such extent, in such conditions and in such manner as directed by the Landlord from time to time.

The Tenant covenants with the Landlord that it will not bring upon, permit or use any substance, defined or designated as a hazardous or toxic waste, hazardous or toxic material, a hazardous, toxic or radioactive substance or other similar term, by any applicable federal, provincial, municipal or local statute, regulation, by-law or ordinance now or hereafter in effect, or any substance or materials, the use or disposition of which is regulated by any such statute, regulation, by-law or ordinance (hereinafter called “Toxic Materials”) in, on or under the Premises or Property and the Tenant will promptly comply with all statutes, regulations, by-laws and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, storage, treatment, control, removal or cleanup of Toxic Materials in, on, or tinder the Premises or Property if the Premises or Property become contaminated with Toxic Materials as a result of operations or activities on the Premises or Property, or incorporated in any improvements thereon.

The Landlord may, but shall not be obliged to, enter upon the Premises and the Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable and the Tenant shall reimburse the Landlord on demand for the fill amount of all costs and expenses incurred by the Landlord in connection with such compliance activities. The Tenant will indemnify and hold the Landlord harmless against any and all losses, damages, costs, expenses and liabilities suffered or incurred by the Landlord by reason of a breach of any of the representations, warranties and covenants aforesaid which indemnity shall survive any release or discharge of this Lease.

The Landlord represents and warrants to the Tenant, with the intent that such representation and warranty is true as of the date the Offer to Lease was executed by the Landlord, being October 4, 2004, to the best of the Landlord’s knowledge and information, the Building does not contain any Toxic Materials. If, notwithstanding the foregoing, it is discovered that the Building contains Toxic Materials, and that the same were not brought thereon by the Tenant or those for whom the Tenant is in law responsible, then notwithstanding anything to the contrary contained herein the Landlord shall be responsible for removal and disposal of the same, such removal and disposal to be performed in conformity with all applicable statutes, regulations, by-laws and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, and at no cost to the Tenant.

5.8.	CONDITION

Not to permit, in the opinion of the Landlord, the Premises to become untidy, unsightly, offensive or hazardous or permit unreasonable quantities of waste or refuse to accumulate therein. The Tenant shall store all such garbage, refuse or other objectionable material (including commercial garbage containers) outside the Premises in a neat and orderly fashion and dispose of such garbage on a regular basis.

5.9.	BY-LAWS

To comply at its own expense with all municipal, federal, provincial, sanitary, fire, building and safety statutes, laws, by-laws, regulations, ordinances, orders and requirements pertaining to the operation and use of the Premises, the condition of the Leasehold Improvements, trade fixtures, furniture and equipment. installed by the Tenant therein and the making by the Tenant of any repairs, changes or improvements therein or any other matter pertaining to the Premises or the Tenant as well as all rules and regulations of the Canadian Board of Fire Underwriters, or any successor body and with the requirements of all insurance companies having policies of any kind whatsoever in effect covering the Building which are communicated to the Tenant.

5.10.	RULES AND REGULATIONS

To observe, and to cause its employees, invitees and all others over whom the Tenant can reasonably be expected to exercise control to observe the Rules and Regulations attached as Schedule “D” hereto, and such further and other reasonable Rules and Regulations and amendments and changes therein as may hereafter be made by the Landlord of which notice in writing shall be given to the Tenant and all such Rules and Regulations shall be deemed to be incorporated into and form part of this Lease. For the enforcement of such Rules and Regulations, the Landlord shall have available to it all remedies in this Lease provided for a breach thereof and all legal remedies whether or not provided for in this Lease, both at law and in equity. The Landlord shall not be responsible or liable to the Tenant for the non-observance or violation by any other tenant of any such Rules and Regulations or the non-enforcement as against other tenants of such Rules and Regulations or any loss or damage arising out of the same,

5.11.	SURRENDER, OVERHOLDING

That upon the expiration or other termination of the Term of this Lease, the Tenant shall quit and surrender the Premises in vacant and clean possession and in good order, repair, decoration, and condition (subject to the exceptions to the Tenant’s repair obligations contained in Article 8.2(a) hereof) and shall remove all its property therefrom, except as otherwise provided in this Lease. The Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this Lease. If the Tenant shall continue to occupy the Premises after the expiration of this Lease without further written agreement and without objection by the Landlord, the Tenant shall be a month-to-month tenant at double the Gross Rent provided for herein (plus Additional Rent) and (except as to length of tenancy) on and subject to the provisions and conditions herein set out.

5.12.	SIGNS AND ADVERTISING

The Tenant shall be entitled to be included on the lobby directory signage and may install identification signage on the door to the Premises.

The design and lettering of such sign on the door of the Premises and the manner and timing of the installation thereof shall comply with the Landlord’s signage policy for the Building and shall be subject to the Landlord’s approval. On the expiration or sooner termination of the Term, such sign or signs shall be removed by the Tenant at its sole cost, risk and expense and any damage caused by such removal shall forthwith be repaired by the Tenant. Except as aforesaid, the Tenant shall not paint, display, inscribe, place or affix any other sign, symbol, notice or lettering of any kind anywhere outside the Premises (whether on the outside or inside of the Building) or within the Premises so as to be visible from the outside of the Premises.

5.13.	INSPECTION AND ACCESS

To permit the Landlord at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Premises for the purpose of (i) inspection, maintenance, making repairs, alterations or improvements to the Premises, adjoining premises or the Building, or to have access to or make changes in utilities and services (including underfloor and overhead ducts, air conditioning, heating, plumbing, electrical and telephone facilities and access panels, all of which the Tenant agrees not to obstruct) and (ii) to determine the electric light and power consumption by the Tenant in the Premises and the Tenant shall provide free and unhampered access for such purposes, and shall not be entitled to compensation for any inconvenience, nuisance and discomfort or loss caused thereby, but the Landlord in exercising its rights hereunder shall proceed to the extent reasonably possible so as to minimize interference with the Tenant’s use and enjoyment of the Premises.

5.14.	EXHIBITING PREMISES

To allow the Landlord or its agents acting reasonably to enter and exhibit the Premises to prospective tenants or purchasers of the Property or part thereof, the Building or the Premises during Normal Business Hours during the Term hereof, and place upon the Premises a notice of reasonable dimensions and reasonably placed stating that said Property or the Premises are for sale or for let, which notice the Tenant shall not remove or obscure or permit to be removed or obscured.

5.15.	NAME OF BUILDING

Not to refer to the Building by any name other than that designated from time to time by the Landlord, nor to use such name for any purpose other than that of the business address of the Tenant.

5.16.	ACCEPTANCE OF PREMISES

To examine the Premises before taking possession and the taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Premises were in good order and satisfactory condition and that all alterations, remodeling, decorating and installation of equipment and fixtures required to be done by the Landlord have been satisfactorily completed save only for such list in writing prepared by the Tenant during a joint inspection by the Landlord and Tenant at the time of taking such possession. Any dispute as to any aspects of the Landlord’s Work or completion or adequacy of the Building, the Premises or any part thereof shall be determined by the Landlord’s Architect.

5.17.	NO AUCTION

The Tenant shall not at any time during the Term of this Lease, permit any sale by auction to be held within the Premises or upon the Property or any part thereof.

5.18.	YARD, ENTRANCE, STAIRWAYS, PLATFORM, LOADING DOCK AND PARKING OBSTRUCTION

The Tenant shall, at its own expense, keep all entrance ways and all steps and platforms, including loading docks, thereto clear of all snow, ice and debris. In the event that the Tenant fails to clear such areas resulting in claim of injury or other damages to third parties, other tenants or customers, such Tenant indemnifies and saves the Landlord harmless for any such claim or damages.

The Tenant shall not place, nor suffer or permit its customers, invitees, licensees, agents or servants to place any materials, including trucks, trailers, inventory, supplies, containers or other storage devises, and debris of any kind (“Materials”), in the yard or yards of the Property or the driveways, parking or Common Areas thereof and shall cause no obstruction to vehicles operating on the said driveways, loading bays, parking or Common Areas.

Trucks, Trailers, containers and other storage devices shall not be used for additional storage facilities for the Tenant in the Common Areas, driveways, parking, loading or yard areas. Loading areas are strictly for loading and unloading only. Any Materials deemed by the Landlord to be obstructing the above mentioned areas shall be removed by the Landlord at the Tenant’s sole expense. Prior to the removal of such Materials, the Landlord shall give the Tenant twenty-four hours notice of the obstruction. In the event that Materials are in the sole discretion of the Landlord obstructing an emergency response area or are placed in a way hazardous to the other tenants or other users of the driveways, loading bays, parking and Common Areas, the Landlord shall not be required to give any notice of such obstruction and may remove the same immediately upon discovery.
ARTICLE 6
LANDLORD’S COVENANTS
The Landlord covenants with the Tenant as follows:
6.1.	QUIET ENJOYMENT

That the Tenant paying the Rent hereby reserved at the times and in the manner aforesaid and observing and performing each and every of the covenants, conditions, restrictions and stipulations by the Tenant to be observed or performed shall and may peaceably and quietly possess and enjoy the Premises for the Term hereby granted without any interruption from the Landlord or any other person lawfully claiming by, through, or under it.

6.2.	LICENSE OVER COMMON AREAS

The Landlord hereby grants to the Tenant, its agents, employees, invitees and other persons transacting business with it, during Normal Business Hours in common with all others entitled thereto, a license to have the use of the Lands Common Areas as designated from time to time by the Landlord, including without limitation the entrance to the Building, stairways, corridors, loading docks, and lavatories; provided, however, that such use shall be subject to all other provisions contained in this Lease and to the Landlord’s Rules and Regulations referred to in Schedule “D” attached hereto, provided that outside of such Normal Business Hours, the Tenant, its agents, employees, invitees and other persons transacting business with it shall only have access in accordance with the standard security procedures in effect for the Building.
ARTICLE 7
UTILITIES
The Landlord and Tenant further covenant and agree as follows:
7.1.	UTILITIES

Subject to Article 4.3, the Tenant shall pay for the cost of all utilities provided for its exclusive use in the Premises, including without restricting the generality of the foregoing gas, water, electricity, telephone and communication service charges and/or rates relating to services and/or utilities provided for the exclusive use of the Tenant in respect of the Tenant’s occupation of the Premises and operation of its business carried on therein or therefrom, including laboratory work and any special systems servicing its own computers or any other machinery.

7.2.	EXCESS USE

Where the Tenant does not pay directly for utilities, the Landlord may from time to time determine the Tenant’s utility consumption in the Premises upon whatever reasonable basis may be selected by it. If the Landlord determines that the Tenant’s consumption is disproportionate to the consumption of other tenants in the Building, the Landlord may require the Tenant to install at the Tenant’s expense a meter for measurement or checking of the Tenant’s consumption; and in that event the Tenant shall pay to the Landlord (or, as required by law, directly to the supplier of the utilities) as and when due from time to time any and all charges for such consumption which is disproportionate as aforesaid and which the Landlord has required to be metered. The Landlord’s determination shall be verified by an engineer selected by the Landlord (who may be an employee of the Landlord) and being so verified shall be binding on the parties hereto.

7.3.	ENERGY CONSERVATION

The Tenant covenants with the Landlord:

(a)	that the Tenant will cooperate with the Landlord in the conservation of all forms of energy in the Building, including without limitation the Premises, except where the Tenant controls and pays for electrical, gas or other forms of energy directly.

(b)	that the Tenant will comply with all Laws, by-laws, regulations and orders relating to the conservation of energy and affecting the Premises or the Building;

(c)	that, if not an exception under (a), the Tenant will at its own cost and expense comply with all reasonable requests and demands of the Landlord made with a view to such energy conservation provided that such requests are made in accordance with good management practice and would be made by a prudent owner of like property of like age.
The Landlord shall not be liable to the Tenant in any way for any loss, costs, damages or expenses whether direct or consequential paid, suffered or incurred by the Tenant as a result of any reduction in the services provided by the Landlord to the Tenant or to the Building as a result of the Landlord’s compliance with such laws, by-laws, regulations or orders.
ARTICLE 8
REPAIR, DAMAGE AND DESTRUCTION AND EXPROPRIATION
The landlord end Tenant further covenant and agree as follows:
8.1.	LANDLORD’S REPAIRS

The Landlord covenants with the Tenant subject to Article 8.3(b) and Article 11.3 hereof and except for reasonable wear and tear and damage not covered by insurance normally maintained by prudent landlords, to repair and maintain the structural elements of the Building.

The Landlord shall provide and install to the Premises at the Landlord’s expense, in accordance with building standards and in coordination with the Tenant’s Fixturing Period (as defined in Article 15.11(a)), the following work (the “Landlord’s Work”):
(a)	demising walls in the approximate location indicated on Schedule “C” hereto;

(b)	exit corridors and doors in accordance with applicable municipal building codes;

(c)	ensure that the existing metal halide light fixtures within the Premises are in proper working order;

(d)	to provide access to male and female washrooms in the location indicated on Schedule “C”, and to ensure that such washrooms are in proper working order;

(e)	provide access to three (3) existing loading bays, as indicated on Schedule “C”, and ensure that the existing loading doors and levelers for such loading bays are in proper working order; and

(f)	ensure that the existing roof, plumbing, electrical, mechanical, including heating and ventilating systems and structural components Of the Premises are in proper working order and good repair from the Commencement Date to the expiry of the initial Term.
The Landlord makes no representation or warranty with respect to the usability of any existing phone lines and/or data cables within the Premises. The tenant, at its expense, shall be responsible for all modifications required to reuse such phone lines and/or data cables.
8.2.	TENANT’S REPAIRS

The Tenant. covenants with the Landlord:
(a)	Subject to Article 8.3(b), to keep in a good and substantial state of repair and decoration to at least the standard existing at the beginning of the Term, the Premises including all Leasehold Improvements and all trade fixtures therein and all glass therein:

(b)	that the Landlord may from time to time enter and view the state of repair, and that the Tenant will repair according to notice in writing;

(c)	that if any part of the Building including without limitation the structure or the structural elements of the Building, or the systems for the provision of utilities or services fall into disrepair, or become damaged or destroyed through the negligence or misuse of the Tenant or of its employees, invitees or others over whom the Tenant can reasonably be expected to exercise control, the expense of repairs or replacements thereto necessitated thereby, other than to the extent the same is recovered under a policy of insurance required to be carried by the Landlord hereunder, shall be paid by the Tenant at the Landlord’s actual cost plus fifteen percent (15%) thereof; and

(d)	that the Tenant wilt notify the Landlord immediately upon the Tenant becoming aware of any defect in the Premises or of any other condition which may cause damage to the Premises or the Building.
8.3.	ABATEMENT AND TERMINATION

It is agreed between the Landlord and the Tenant that:
(a)	In the event of partial destruction (as hereinafter defined) of the Premises by fire, the elements or other cause or casualty, then in such event, it the destruction is such, in the opinion of the Landlord’s Architect that the Premises cannot be used for the Tenant’s business until repaired, the Gross Rent and Additional Rent shall abate as hereinafter provided to the extent that the Landlord’s Insurance indemnifies the Landlord.
(i)	If the destruction is such that, in the opinion of the Landlord’s Architect, the Premises may be partially used for the Tenant’s business while the repairs tire being made, then the Gross Rent and Additional Rent shall abate in the proportion that the part of the Premises rendered unusable bears to the whole of the Premises, PROVIDED ALWAYS that if the part rendered unusable exceeds one-half (1/2) of the Rentable Area of the Premises there shall be a total abatement of Gross Rent and Additional Rent until the repairs have been made unless the Tenant, with the permission of the Landlord, in fact uses the undamaged part in which case the Tenant shall pay proportionate Gross Rent and Additional Rent for the part so used (being in the sense proportion to the Gross Rent and Additional Rent, as the area in square feet of the part of the Premises being used bears to the Rentable Area of the Premises). “Partial destruction” shall mean any damage to the Premises less that total destruction (as hereinafter defined), but which renders all or any part of the Premises temporarily unfit for use by the Tenant for the Tenant’s business. A certificate of the Landlord’s Architect as to whether the whole or a part of the Premises is rendered unusable, and certifying the extent of the part rendered unusable, shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof. If the partial destruction is repaired within fifteen (15) days after the date of destruction there shall be no abatement of Rent.

(ii)	in the event of partial destruction (as hereinbefore defined) the Landlord shall, to the extent of proceeds of insurance it receives, repair and restore the Premises according to the nature of the damage with all reasonable diligence, except for improvements installed by or on behalf of the Tenant which the Tenant shall repair and restore, in both cases, to substantially the condition the Premises and those improvements were in immediately before such destruction occurred, but to the extent that any part of the Premises is not reasonably capable of use by reason of damage which the Tenant is obligated to repair hereunder, any abatement of Rent to which the Tenant is otherwise entitled hereunder shall not extend later than the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to have been completed with reasonable diligence. To the extent the landlord receives proceeds of insurance respecting damage the Tennis! is to repair, the Landlord will turn over those proceeds upon the Tenant completing such repair.
Notwithstanding anything herein otherwise contained, there shall be no abatement of Rent if the damage is caused by willful act or neglect of the Tenant unless the Landlord receives rent loss insurance proceeds with respect to such damage, and then only to the extent that such insurance proceeds covers the loss of Rent.
(b)	In the event of the total destruction (as hereinafter defined) of the Premises by fire, the elements or other cause or casualty, then in such event the Landlord or the Tenant may at its option, to be exercised within sixty (60) days of the date of such total destruction, terminate this Lease effective from the date when such destruction occurs. Upon the Landlord or the Tenant exercising such option the

Tenant shall immediately surrender the Premises and all its interest therein to the Landlord and the Tenant shall pay Gross Rent and Additional Rent to the time of such destruction and the Landlord may re-enter and repossess the Premises discharged of this Lease. Upon such termination the Tenant shall remain liable to the Landlord for all sums accrued due to the Landlord pursuant to the terms hereof to the date of such destruction. If the Landlord or the Tenant do not exercise its option of termination the provisions of repair and restoration set forth in Article 8.3(a)(ii) shall apply. “Total destruction” shall mean such damage to the Premises that renders same unfit for use by the Tenant (or the Tenant’s business and which cannot reasonably be repaired within six (6) months of the date of the destruction to the state wherein the Tenant could use substantially all of the Premises for its business. A certificate of the Landlord’s Architect certifying that “total destruction” has occurred shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof.
(i)	Notwithstanding the foregoing provisions concerning total or partial destruction of the Premises, in the event of total or partial destruction of the Building of which the Premises form a part (and whether or not the Premises are destroyed) to such a material extent or of such a nature that in the opinion of the Landlord the damage to the Building cannot be repaired within one hundred and eighty (180) days from the date of destruction or the Building must be or should be totally or partially demolished, whether to be reconstructed to whole or in part or not, then the’ Landlord may, at Its option (to be exercised within sixty (60) days from the date of total or partial destruction) give notice to the Tenant that this Lease is terminated with effect from the date stated in the notice. If the Tenant is able effectively to use the Premises after the destruction, such date of termination shall be not less than thirty (30) days from the date of the notice. If the Tenant is unable effectively to use the Premises after the destruction, the date given in the notice shall be the date of termination. Upon such termination, the Tenant shall immediately surrender the Premises and all its interest therein to the Landlord and the Gross Rent and Additional Rent shall abate and be apportioned to the date of termination and the Tenant shall remain liable to the Landlord for all sums accrued due pursuant to the terms hereof to the date of termination. The Landlord’s Architect shall determine whether the Premises can or cannot be effectively used by the Tenant and his certificate thereon shall be binding and conclusive upon both Landlord and Tenant for the purposes hereof.

(ii)	In none of the cases aforesaid shall the Tenant have any claims upon the Landlord for any damages sustained by it nor shall the Landlord be obligated to rebuild the Building or any part thereof in accordance with the original plans and specifications therefor. No damages, compensation or claim whatsoever shall be payable by the Landlord for inconvenience, loss of business or annoyance or other loss or damage whatsoever arising from the occurrence of any such damage or destruction of the Premises or of the Building and/or the repair or restoration thereof.

8.4.	EXPROPRIATION

If the Premises are acquired or condemned by any authority having power for such acquisition or condemnation for any public or quasi-public use or purpose, then and in that event the term of this Lease shall cease from the date of such entry by such authority. If only a portion of the Premises is so acquired or condemned then this Lease shall cease and terminate at the Landlord’s option and if such option is not exercised by the Landlord an equitable adjustment of Gross Rent and Additional Rent payable by the Tenant for the remaining portion of the Premises shall be made. If only a portion of the Premises is expropriated so that the Tenant is no longer able to carry on its business referred to in Article 5.3 in the Premises remaining, this Lease shall cease and terminate at the option of the tenant. In either event, however, and whether all or only a portion of the Premises so acquired or condemned, nothing herein contained shall prevent the Landlord or the Tenant or both from recovering damages from such authority for the value of their respective interest or for such other damages and expenses allowed by law.
ARTICLE 9
LICENSES, ASSIGNMENTS AND SUBLETTINGS
The Landlord and Tenant further covenant and agree as follows:
9.1.	LICENSES

The Tenant shall not suffer or permit any part of the Premises to be used or occupied by any persons other than the Tenant, any assignees or subtenants permitted under Article 9.2 and the employees of the Tenant and any such permitted assignee or subtenant, or suffer or permit any part of the Premises to be used or occupied by any licensee or concessionaire, or suffer or permit any persons to be upon the Premises other than the Tenant, such permitted assignees or subtenants and their respective employees, customers and others having lawful business with them.

9.2.	ASSIGNMENTS AND SUBLETTINGS
(a)	The Tenant shall not assign or mortgage this Lease or sublet the whole or any part of the Premises unless it shall have first requested and obtained the consent in writing of the Landlord thereto. Any request for such consent shall be in writing and shall be accompanied by a true copy of any offer to take an assignment or sublease which the Tenant may have received as well as a copy of the proposed assignment or sublease or mortgage and the Tenant shall furnish to the Landlord all information available to the Tenant or requested by the Landlord as to the business and financial responsibility and standing of the proposed assignee or subtenant.

(b)	If the Landlord consents to the Tenants request for consent to assign, mortgage or sublet, which consent may not be unreasonably withheld, or if a consent to assign,

mortgage or sublet is obtained by order of a Court of competent jurisdiction, the Tenant shall assign, mortgage or sublet, as the case may be, only upon the terms submitted to the Landlord as aforesaid and not otherwise, PROVIDED THAT no such assignment, mortgaging or subletting shall:
(i)	in any manner or extent release or relieve the Tenant from the performance or observance of any of its covenants or obligations hereunder including, without limiting the generality of the foregoing, the performance or observance of the covenants and obligations hereunder required to be performed or observed during any renewal or extension of the Term in accordance with the provisions of this Lease, notwithstanding that such renewal or extension arises after the date of such assignment, mortgaging or subletting arid notwithstanding that the Rent is increased for such period of renewal or extension;

(ii)	in the case of an assignment or subletting, be made other than to responsible persons, firms, partnerships or bodies corporate who undertake by agreement in writing with the Landlord to perform and observe the obligations of the Tenant hereunder;

(iii)	be made unless the Tenant is not in default of any of its obligations under this Lease;

(iv)	in the case of an assignment or subletting, be made to any person, firm, partnership or body corporate who intends to or does use the Premises for any business or use which is prohibited hereunder or which the Landlord is obliged to restrict by reason of any other lease or contract relating to the Building, or any use, purpose or business (other than the Permitted Use) to which the Landlord in its entire discretion may object; and
PROVIDED THAT no such mortgage shall:
(i)	be made unless the mortgagee covenants to pay to the Landlord all sums payable by the Tenant hereunder (including all arrears) during any period the mortgagee actually or constructively occupies the Premises and to otherwise perform and observe the obligations of the Tenant hereunder during any such period; and

(ii)	unless the mortgagee covenants that any assignment or sublease it may wish to make shall be subject to all the same terms affecting an assignment or subletting made by the Tenant,
(c)	The Landlord’s consent to any assignment or sublease shall not be or operate as a consent to any further assignment or sublease; and the Landlord’s prior consent in writing shall be required for each and every assignment or sublease.

(d)	Notwithstanding any prior provisions of this Article 9.2 to the contrary, after the Landlord receives request for consent to an assignment or subletting and the required information related thereto in writing, it shall have the option, to be exercised by written notice within thirty (30) days after the receipt of such request and information, to terminate this Lease and the term hereof on not less than thirty (30) days and not more than ninety (90) days notice to the Tenant. If the Landlord elects to terminate this Lease as aforesaid, the Tenant shall have the right, to be exercised by written notice to the Landlord within fifteen (15) days after receipt of such notice of termination, to withdraw the request for consent to the proposed assignment or subletting, in which ease the Tenant shall not proceed with such assignment or subletting, the notice of termination shall be null and void and this Lease shall continue in full force and effect in accordance with its terms.

(e)	If the Tenant is a corporation, other than a corporation the shares of which are listed on any recognized stock exchange, effective control of the corporation shall not be changed directly or indirectly by a sale, encumbrance or other disposition of shares or otherwise howsoever without the Tenant first obtaining the written consent of the Landlord; provided that the Landlord’s consent shall not be required for any sale or other disposition of shares by present shareholders to and between themselves or in the event of any transmission of shares on death or by operation of law and provided further that the Landlord’s consent shall not be unreasonably withheld where control of the Tenant is to pass to a subsidiary or parent of the Tenant.

(f)	Whether or not the Landlord consents to any request of the Tenant for an assignment, subletting or mortgage, the reasonable costs incurred by the Landlord in considering and processing the request for consent and in completing any of the documentation involved in implementing such assignment, subletting or mortgage shall be for the Tenant’s account and payable forthwith on demand by the Tenant to the Landlord.

(g)	The Landlord may sell, transfer, lease, mortgage, encumber or otherwise deal with the Property or any portion thereof or any interest of the Landlord therein, in every case without the consent of the Tenant, and without restriction, and to the extent that any purchaser, transferee or lessee from the Landlord has become bound by and covenanted to perform the covenants and obligations of the Landlord under this Lease, the Landlord shall without further written agreement be freed and relieved of liability upon such covenants and obligations.
ARTICLE 10
FIXTURES AND IMPROVEMENTS
The Landlord and Tenant further covenant and agree as follows:
10.1.	INSTALLATION OF FIXTURES & IMPROVEMENTS
(a)	The Tenant will not make, erect, install or alter any Leasehold Improvements or trade fixtures in the Premises without having requested and obtained the Landlord’s prior written approval, which the Landlord shall not unreasonably withhold.

(b)	In making, erecting, installing or altering any Leasehold improvements or trade fixtures the Tenant will not alter or interfere with any installations which have been made by the Landlord without the prior written approval of the Landlord, and in no event shall alter or interfere with or affect the structural elements or the strength or outside appearance of the Building, or the mechanical, electrical, plumbing and climate control systems if any or the window coverings installed on exterior windows.

(c)	The Tenant’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and, where appropriate, working drawings and specifications therefor. Any out-of-pocket expense incurred by the Landlord in connection with any such request for approval shall be deemed incurred by way of an Additional Service. All work to be performed in the Premises shall be performed by competent contractors and subcontractors of whom the Landlord shall have approved (such approval not to be unreasonably withheld, but provided that the Landlord may require that the Landlord’s contractors and subcontractors be engaged for any mechanical or electrical work) and by workmen whose labor affiliations are compatible with those of workmen employed by the Landlord and its contractors and subcontractors. At the option of the Landlord, all such work shall be subject to inspection by and the reasonable supervision of the Landlord, as an Additional Service, and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord (including without limitation the examination by the Landlord’s Architect or other experts of the detailed drawings and specifications as an Additional Service and contractor’s liability insurance in reasonable amounts) and completed in a good workmanlike manner in accordance with the description of the work approved by the Landlord.
10.2.	LIENS AND ENCUMBRANCES ON FIXTURES AND IMPROVEMENTS

In connection with the making, erection, installation, or alteration of Leasehold Improvements and trade fixtures and all other work or installations made by or for the Tenant in the Premises the Tenant shall comply with all the provisions of the applicable provincial legislation in respect of builders’ lien and worker’s compensation and other statutes from tune to time applicable thereto (including any provision requiring or enabling the retention of portions of any sums payable by way of holdbacks) and except as to any such holdback shall promptly pay all accounts relating thereto. The Tenant will not create or cause to be created or permit any mortgage, conditional sale agreement, lease or other encumbrance in respect of the Leasehold Improvements to attach to the Premises or the Building or any part thereof. If and whenever any builders’ or other lien for work, labor, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefor shall arise or be filed or any such mortgage, conditional sale agreement, lease or other encumbrance shall attach, the Tenant shall within four (4) days after receipt of notice thereof procure the discharge thereof, including any certificate of lis pendens registered in respect of any lien, by payment or giving security or in such other manner as may be required or permitted by law, and failing which the Landlord may in addition to all other remedies hereunder avail itself of its remedy under Article 13.1 and may make any payments required to procure the discharge of any such liens or encumbrances, and shall be reimbursed by the Tenant as provided in Article 13.1, and its right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defense.

10.3.	TENANT’S GOODS

The Tenant covenants that it will not sell, dispose of or remove any of the trade fixtures, goods or chattels of the Tenant from or out of the Premises during the Term without the consent of the Landlord, unless the Tenant is substituting new trade fixtures, goods or chattels of equal value or is bona fide disposing of individual items which have become excess for the Tenant’s purposes in the normal course of its business. The Tenant further covenants that it will at all times have and retain full legal and beneficial ownership of its trade fixtures, goods and chattels and will not permit them to be or become subject to any lien, mortgage, charge, encumbrance or title retention agreements except such as are bona fide incurred for the purpose of financing the purchase of such trade fixtures, goods or chattels.

10.4.	REMOVAL OF FIXTURES AND IMPROVEMENTS

All Leasehold Improvements in or upon the Premises installed or affixed by the Tenant shall immediately upon termination of this Lease be and become the Landlord’s property without compensation therefor to the Tenant. Except to the extent herein or otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Tenant from the Premises either during or at the expiration or sooner termination of the Term, except that (a) the Tenant, if not in default hereunder, may at the end of the Term remove its trade fixtures, furniture and equipment; and (b) the Tenant shall at the end of the Term remove such of its trade fixtures, furniture, and equipment (including its computer/telephone equipment and all related wiring and cabling) and Leasehold Improvements installed by it as the Landlord shall require to be removed. For greater certainty and clarity, the Tenant covenants and agrees to remove any of its wiring/cabling from the Premises as the Landlord shall require to be removed. The Tenant shall, in the case of every removal either during or at the end of the Term, make good any damage caused to the Premises and/or the Building by the installation and removal.

ARTICLE 11
INSURANCE, LIABILITY AND INDEMNITY
11.1.	LANDLORD’S INSURANCE

The Landlord covenants to, throughout the Term, provide and keep in force or cause to be provided and kept in force:
(a)	fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) or alternatively at Landlords option, all risk insurance in respect of the Building and its fixed improvements including all rentable premises including the Premises but excluding tenant’s fixtures and (except to the extent that the Landlord elects to insure them) Leasehold Improvements installed or constructed by tenants including the Tenant;

(b)	loss of rental income insurance relating to rental abatement contemplated in Article 8.3;

(c)	if any boilers or pressure vessels are operated in the Building other than in any rentable premises therein, boiler and pressure vessel insurance with respect thereto;

(d)	comprehensive general business liability insurance with respect to the operation of the Building for personal and bodily injury or death and damage to property of others; and

(e)	insurance against any other occurrences and in such amounts as the Landlord may deem prudent.
Insurance effected by the Landlord under this clause shall be with insurers duly licensed to transact insurance in British Columbia and shall be in amounts which the Landlord shall from time to time determine as being reasonable and sufficient, shall be subject to such reasonable deductibles and exclusions as the Landlord may determine and shall otherwise be upon such terms and conditions as the Landlord shall from time to time determine as being reasonable and sufficient.
11.2.	TENANT’S INSURANCE

The Tenant covenants to, throughout the Term, provide and keep in force:
(a)	fire insurance (including standard extended coverage endorsement perils, leakage from fire protective devices and water damage generally) in respect of the Tenant’s fixtures, furniture, equipment, inventory and stock-in-trade, the Tenant’s Leasehold Improvements and such other property in or forming part of the Premises (not being property which the Landlord is bound to insure pursuant to Article 11.1) as the Landlord may from time to time require;

(b)	plate and other glass insurance or hereby acknowledges an obligation to replace with like kind and quality;

(c)	if any boiler or pressure vessel is operated in the Premises, boiler and pressure vessel insurance with respect thereto;

(d)	comprehensive general business liability insurance with respect to the business carried on in or from the Premises and the use and occupancy thereof for personal and bodily injury or death and damage to property of others; and

(e)	Tenant’s legal liability insurance and such other forms of insurance including business interruption insurance as the Landlord may reasonably require.
Insurance effected by the Tenant under this clause shall be with insurers duly licensed to transact insurance in British Columbia, shall be in amounts which the Landlord shall from time to time determine as being reasonable and sufficient (and, without limiting the generality of the foregoing, in the case of insurance wider paragraphs (a), (b) and (c) shall be on a full replacement cost basis subject only to such deductibles and exclusions as the Landlord may approve and in the case of insurance under paragraph (d) shall have original limits not less than $2,000,000 in respect of any one accident or occurrence), shall permit the release of the Landlord from certain liability as set out in Article 11.3, shall include the Landlord as an additional named insured, and shall otherwise be upon such terms and conditions as the Landlord shall from time to time require as being reasonable and sufficient. At the request of the Landlord the Tenant shall file with the Landlord such copies of current policies or certificates or other proofs as may be required to establish the Tenant’s insurance coverage in effect from time to time and the payment of premiums thereon, and if the Tenant fails to insure or pay premiums or to file satisfactory proof thereof as so required, the Landlord may without notice to the Tenant effect such insurance and recover any premiums paid therefor from the Tenant on demand. All such policies of insurance shall contain an undertaking by the insurance company to notify the Landlord in writing thirty (30) days prior to any material change in any such policies. To the extent applicable, the Tenant agrees to use the proceeds of insurance to restore the Premises to the condition existing immediately prior to any loss or damage.
11.3.	LIMITATION OF LANDLORD’S LIABILITY

The Landlord shall not be liable or in any way responsible to the Tenant in respect of any loss, injury or damage suffered by the Tenant or its employees, invitees or licensees, or others unless resulting from the negligence of the Landlord but in no event shall the Landlord be liable for loss, injury or damage:
(a)	to any property of the Tenant or others from theft, damage or any other cause;

(b)	caused to any persons or property by fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or from any pipes, appliances or plumbing work therein, or by dampness;

(c)	caused by other tenants or occupants or persons or the public in or about the Premises or other rentable premises or elsewhere in the Building, or caused by operations in the conduct of any private or public work;

(d)	of the nature of indirect or consequential loss, injury or damage of any nature whatsoever including without limitation matters affected by interruptions in the supply of water, electricity, heating, air conditioning and other utilities; or

(e)	that is required to be insured by the Tenant under the provisions of Article 11.2.
In addition to and without limiting the generality of the foregoing, notwithstanding anything to the contrary herein contained or at law, the liability of the Landlord hereunder (or of each of the companies comprising the Landlord, if more than one) shall, in every case, be several and not either joint or joint and several and shall be limited to liability for a portion of the total liability equal to such companies’ respective ownership proportions from time to time in the Property. For greater certainty, but without limiting the generality of the foregoing, in no case and under no circumstances shall any assets of the Landlord (or any of them, if more than one company comprises the Landlord) be called into contribution or found or held to be attachable as a result of any breach, default or liability by the Landlord hereunder, other than the interest of the Landlord (or each such company comprising the Landlord) in the Property from time to time.
11.4.	INDEMNITY

Notwithstanding any other provision of this Lease to the contrary the Tenant shall be liable to the Landlord for and shall hold harmless and indemnify the Landlord from and against:

all costs, liabilities, claims, damages, expenses, suits or actions (including, without limiting the generality of the foregoing, direct losses, costs, damages and expenses of the Landlord, including solicitor-client costs) resulting from:
(a)	any breach, violation, or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed or performed;

(b)	any damage to property, including property of the Landlord, occasioned by the operation of the Tenant’s business on, or the Tenant’s occupation of, the Premises or arising out of any work done by, or any act, neglect, or omission of, the Tenant or its employees, agents, contractors, invitees, concessionaires, or licensees in or about the Building;

(c)	any injury to person or persons, including death at any time resulting therefrom, occasioned by the operation of the Tenant’s business on, or the Tenant’s occupation of, the Premises or arising out of any work done by, or any act, neglect, or omission of; the Tenant or its employees, agents, contractors, invitees, concessionaires, or licensees in or about the Building;

such covenant of the Tenant to survive the expiration or sooner termination of the Term, notwithstanding anything herein to the contrary.
ARTICLE 12
SUBORDINATION, ATTORNMENT, REGISTRATION AND CERTIFICATES
The Tenant agrees with the Landlord that:
12.1.	SUBORDINATION AND ATTORNMENT

This Lease shall, at the option of the Landlord or the mortgagee under any mortgage or the trustee under any trust deed or trust indenture, now or hereafter existing, (such mortgagee or trustee being in this Article 12.1 called the “Holder” and such mortgage or trust deed or trust indenture being called the “Security”) affecting the Lands or Building, exercisable at any time and from time to time by the Landlord or such Holder, be either subject and subordinate to such Security and accordingly not binding upon such Holder or, alternatively, prior to such Security and binding upon such Holder. On request at any time and from time to time, the Tenant shall either postpone and subordinate this Lease with the intent and effect that this Lease and all rights of the Tenant shall be subject to the rights of such Holder as fully as if the Security, regardless of when made, had been made prior to the making of this Lease or, alternatively, to attorn to such Holder and become bound to it as its tenant of the Premises for the then unexpired residue of the Term and upon the terms and conditions contained in this Lease, in each case as the Landlord or such Holder may require, without limiting the foregoing (and notwithstanding that any of previous attornment or subordination in favor of such Holder shall have been given) the Tenant shall execute promptly the appropriate instrument of postponement and subordination or alternatively the right instrument of attornment, as the case may be, in order to give effect to the foregoing.

At the written request of the Tenant, the Landlord shall use reasonable commercial efforts to obtain a non-disturbance agreement in favor of the Tenant from any Holder, provided the form of such agreement is acceptable to the Holder and the Landlord and further provided that the Tenant is responsible for the costs of obtaining such an agreement.

12.2.	REGISTRATION

The Tenant will not register this Lease in the Land Title Office.

Notwithstanding the foregoing, the Tenant shall have the right to register a short form of this Lease, in a fonts and content to be approved by the Landlord, acting reasonably, provided the Tenant covenants and agrees to execute and deliver to the Landlord a registrable discharge of such short form lease forthwith upon this Lease expiring or otherwise being terminated (such covenant of the Tenant to survive the expiration or termination of this Lease), and further provided that all costs related to the preparation and registration of such short form of lease (including the cost of preparing any survey plans which may be required and all fees and taxes payable as a result of such registration) shall be borne solely by the Tenant.

12.3.	ESTOPPEL CERTIFICATES

The Tenant shall within ten (10) days of receipt of notice in writing from Landlord execute and deliver to the Landlord and if required by the Landlord, to any mortgagee (including any trustee under a trust deed or trust indenture) designated by the Landlord a confirmation in writing as to the status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the rental payable hereunder and the state of the accounts between the Landlord and Tenant, the existence or non-existence of defaults, the Rentable Area of the Premises, and any other matters pertaining to this Lease as to which the Landlord shall request confirmation. Such certificate to be substantially in the form attached hereto as Schedule “E”.
ARTICLE 13
REMEDIES OF LANDLORD AND TENANT’S DEFAULT
The Landlord and Tenant further covenant and agree as follows:
13.1.	REMEDYING BY LANDLORD, NON-PAYMENT AND INTEREST

In addition to all rights and remedies of the Landlord available to it in the event of any default hereunder by the Tenant either by any other provision of this Lease or by statute or common law, the Landlord:
(a)	shall have the right (but shall not be obligated to) at all times to remedy or attempt to remedy any default of the Tenant, and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Premises to do work or other things therein, and in such event all expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord forthwith upon demand, together with a fee for supervision for carrying out the Tenant’s obligations in an amount equal to fifteen percent (15%) of the cost of repairs or other work carried out by or under the supervision of the Landlord which amount shall be in addition to the incurred costs of such work together with interest at a rate of six percent (6%) per annum above the Prime Rate from time to time on the aggregate of the foregoing from the date funds were expended by the Landlord until actual payment thereof by the Tenant;

(b)	may recover as Additional Rent all sums paid or expenses incurred hereunder by the Landlord, which ought to have been paid or incurred by the Tenant, or for which the Landlord hereunder is entitled to reimbursement from the Tenant, and any interest owing to the Landlord hereunder by any and all remedies available to it for the recovery of Gross Rent in arrears;

(c)	if the Tenant shall fail to pay any Rent or other amount from time to time payable by it to the Landlord hereunder promptly when due, shall be entitled to interest thereon at a rate of six percent (6%) per annum above the Prime Rate from time to time from, except where interest commences to accrue earlier pursuant to Article 13.1(a), the date upon which the same was due until actual payment thereof.

13.2.	REMEDIES CUMULATIVE

The Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default hereunder by the Tenant, either by any provision of this Lease or by statute or the general law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights and remedies available to the Landlord by statute or the general law.

13.3.	RIGHT OF RE-ENTRY ON TERMINATION

If this Lease shall have become terminated pursuant to any provision hereof, or if the Landlord shall have become entitled to terminate this Lease and shall have given notice terminating it pursuant to any provision hereof, then and in every such case it shall be lawful for the Landlord thereafter to enter into and upon the Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate.

13.4.	RE-ENTRY AND TERMINATION

If and whenever the Landlord becomes entitled to or does re-enter the Premises under any provision of this Lease, the Landlord, in addition to all other rights and remedies, shall have the right to terminate this Lease forthwith by leaving upon the Premises notice in writing of such termination, and in such event the Tenant shall forthwith vacate and surrender the Premises.

13.5.	RIGHTS ON RE-ENTRY

Whenever the Landlord becomes entitled to re-enter upon the Premises under any provision of this Lease, the Landlord in addition to all other rights it may have shall have the right to enter the Premises, as agent of the Tenant, either by force or otherwise without being liable for any loss or damage occasioned thereby and to relet them and to receive the rent therefor and as the agent of the Tenant to take possession of any furniture or other property thereon and to sell the same at public or private sale without notice and to apply the proceeds thereof and any rent derived from reletting the Premises, after deducting its costs of conducting such sale and its cost of reletting, upon account of the Rent due and to become due under this Lease and the Tenant shall be liable to the Landlord for the deficiency, if any.

13.6.	DISTRESS

The Tenant waives and renounces the benefit of any present or future law taking away or limiting the Landlord’s right of distress on the property of the Tenant and, notwithstanding any such law, the Landlord may seize and sell the Tenant’s goods and chattels, excepting for records and reports of a confidential nature, whether within the Premises or removed therefrom and apply the proceeds of such sale upon Rent and all other amounts outstanding including the cost of the seizure and sale in the same manner as might have been done if such law had not been passed. The Tenant further agrees that if it leaves the Premises leaving any Rent or other amounts provided to be paid under this Lease unpaid, the Landlord, in addition to any remedy otherwise provided at law or in equity, may seize the goods and chattels of the Tenant at any place to which the Tenant or any other person may have removed them from the Premises in the same manner as if such goods and chattels had remained upon the Premises. For the purposes of making any such distress the Landlord, by itself, its agents and bailiffs may break open any door or window and enter upon the Premises at any time after Rent or other monies shall accrue due.

13.7.	PAYMENT OF RENT, ETC., ON TERMINATION

If the Landlord shall re-enter and this Lease shall be terminated as provided for herein, then the Tenant shall pay to the Landlord on demand:
(a)	Rent up to the time of re-entry or termination whichever shall be the later plus accelerated Rent as herein provided;

(b)	all other amounts payable hereunder until such time;

(c)	such expenses as the Landlord may incur or have incurred in connection with re-entering or terminating and reletting, or collecting sums due or payable by the Tenant or realizing upon assets seized including brokerage, legal fees and disbursements (on a solicitor-client basis), and the expense of keeping the Premises in good order, repairing the same and preparing them for reletting; and

(d)	as liquidated damages for the loss of Rent and other income of the Landlord expected to be derived from the Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, the amount, if any, by which the rental value of the Premises for such period established by reference to the terms and provisions of this Lease exceeds the rental value of the Premises for such period established by reference to the terms and provisions upon which the Landlord relets them, if such reletting is accomplished within a reasonable time after termination of this Lease, and otherwise with reference to all market and other relevant circumstances. Rental value is to be computed in each case by reducing to present worth at an interest rate equal to the then current Prime Rate all Rent and other amounts to become payable for such period and where the ascertainment of amounts to become payable requires it, the Landlord may make estimates and assumptions of fact which shall govern unless shown to be unreasonable or erroneous.

ARTICLE 14
CANCELLATION OF INSURANCE AND EVENTS TERMINATING LEASE
The Landlord and Tenant further covenant and agree as follows:
14.1.	CANCELLATION OF INSURANCE

If any policy of insurance upon the Building from time to time effected by the Landlord shall be cancelled or be about to be cancelled by the insurer or an insurer shall refuse or decline to place or renew insurance by reason of the use or occupation of the Premises by the Tenant or any assignee, subtenant or licensee of the Tenant or anyone permitted by the Tenant to be upon the Premises and the Tenant after receipt of notice in writing from the Landlord shall have failed to take such immediate steps in respect of such use or occupation as shall enable the Landlord to reinstate, renew, replace or avoid cancellation of (as the case may be), such policy of insurance, without limitation to any other right or remedy of the Landlord under this Lease, the Landlord may at its option, at any time and without notice enter upon the Premises and remove the said use or condition in which event the Tenant shall forthwith on demand pay to the Landlord the cost to the Landlord related to such removal together with a supervisory fee of fifteen percent (15%) of such cost and with interest on the aggregate of the foregoing from the date funds were expended by the Landlord until actual payment thereof.

14.2.	DEFAULT

If and whenever:
(a)	the Rent hereby reserved, or any part thereof, be not paid when due, or there is non-payment of any other sum which the Tenant is obligated to pay under any provisions hereof, and in either case such default shall continue for ten (10) days after notice by the Landlord requiring the Tenant to rectify the same; or

(b)	the Term or any goods, chattels, equipment or other personal property of the Tenant shall at any time be taken or be exigible in execution or attachment or if a writ of execution shall issue against the Tenant, or the Tenant shall attempt or threaten to move its goods, chattels or equipment out of the Premises (other than in the ordinary course of its business or as permitted hereunder) or shall, for a period of ten (10) consecutive days (without the prior written consent of the Landlord) fail to conduct business from the Premises; or

(c)	the Premises shall be vacated or abandoned or remain unoccupied for fifteen (15) days or more while capable of being occupied; or

(d)	the Tenant shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any Act that may be in force for bankrupt or insolvent debtors or, if the Tenant is a corporation, become involved in a winding up proceeding or other proceeding for the termination of its corporate existence or if a receiver shall be appointed for the business, property, affairs or revenues of the Tenant or if any governmental authority should take possession of the business or property of the Tenant or the Tenant shall make a general assignment for the benefit of creditors; or

(e)	without the written consent of the Landlord, the Premises shall be used by any persons other than the Tenant or its permitted assigns or sub-tenants or for any purpose other than that for which they were leased, or shall be occupied by any person whose occupancy is prohibited by this Lease; or

(f)	the Tenant shall assign or sublet or purport to assign or sublet any portion or all of the Term or the Premises without the written consent of the Landlord or control of the Tenant, if a corporation, is changed without the prior written consent of the Landlord, in either case as required pursuant to Article 9; or

(g)	the Tenant shall fail to remedy any condition giving rise to cancellation, threatened cancellation, reduction or threatened reduction of army insurance policy on the Property or any part thereof within twenty four (24) hours after notice thereof by the Landlord; or

(h)	the Tenant shall breach or fail to observe or perform any other of the covenants, agreements, provisions, stipulations and conditions herein to be observed, performed and kept by the Tenant and shall persist in such failure for ten (10) days after notice by the Landlord requiring that the Tenant remedy, correct, desist or comply (or in the case of any such breach which reasonably would require more than ten (10) days to rectify unless the Tenant shall commence rectification within the said ten (10) day period and thereafter promptly and diligently and continuously proceed with the rectification of the breach);
then and in any of such cases, at the option of the Landlord, the full amount of the current month’s and the next three (3) months’ monthly Rent shall immediately become due and payable and the Landlord may without notice or any form of legal process forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell the Tenant’s goods, chattels and equipment therefrom any rule of law or equity to the contrary notwithstanding; and the Landlord may seize and sell such goods, chattels and equipment of the Tenant as are in the Premises or at any place to which the Tenant or any other person may have removed them in the same manner as if they had remained and been distrained upon the Premises; and such sale may be effected in the discretion of the Landlord either by public auction or by private treaty, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its entire discretion may decide.
ARTICLE 15
MISCELLANEOUS
The Landlord and Tenant further covenant and agree as follows:

15.1.	NOTICES

All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease shall be in writing and shall be deemed to have been properly given if personally served or sent by registered mail (postage prepaid with return receipt requested) or sent by telegram with report of delivery to the Landlord or the Tenant at the addresses hereinbefore set forth or in the case of the Tenant at the Premises in lieu of the address hereinbefore set forth.

Provided, however, that such address may be changed upon five (5) business days written notice thereof, similarly given, to the other party.

The date of receipt of any such notice, demand, request, consent, approval or other instrument shall be deemed to be as follows:
(a)	in the case of personal service, the date of service;

(b)	in the case of registered mail, the fifth (5th) business day following the date of delivery to the post office, provided, however, that in the event of an interruption of normal mail service receipt shall be deemed to be the fifth (5th) business day following the date on which normal mail service is restored;

(c)	in the case of telegram, the business day next following the day of sending.
Any notices required or permitted to be given by the Landlord pursuant to the terms of this Lease may be served by the Landlord, its lawyer or its managing agent.
15.2.	ENTIRE AGREEMENT

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied relating to this Lease or the Premises save as expressly set out in this Lease and the offer to Lease preceding this Lease. This Lease may not be modified except by an agreement in writing executed by the Landlord and the Tenant.

15.3.	AREA DETERMINATION

In the event that any calculation or determination by the Landlord of the Rentable Area of any premises (including the Premises) of the Building is disputed or called into question, it shall be calculated or determined by the Landlord’s Architect, whose certification shall be conclusive, the cost of such remeasurement to be paid by and borne by the party so disputing or calling into question the previous calculation or determination. The Landlord may at any time convert all measurements relating to this Lease to metric measurements and the Lease shall be appropriately modified.

15.4.	SUCCESSORS AND ASSIGNS, INTERPRETATION

This Lease and everything herein contained shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the heirs, executors, administrators, successors and permitted assigns of the Tenant. References to the Tenant shall be read with such changes in gender as may be appropriate, depending on whether the Tenant is a male or female person or a firm or corporation, and if the Tenant is more than one person or entity, the covenants of the Tenant shall be deemed joint and several. If the Landlord sells the Landlord’s interest in the Lands the Landlord shall be released from all obligations, responsibilities and liabilities under this Lease arising after the date of such sale, to the extent that the purchaser of the Landlord’s interest assumes the same.

15.5.	FORCE MAJEURE

Save and except for the obligations of the Tenant as set forth in this Lease to pay Gross Rent, Additional Rent, Rent and any other monies required to be paid to the Landlord, if either party shall fail to meet its obligations hereunder within the time prescribed, and such failure shall be caused or materially contributed to by any cause beyond the reasonable control of such party (but lack of funds on the part of such party shall be deemed not to be a force majeure), such failure shall be deemed not to be a breach of the obligations of such party hereunder but such party shall use reasonable diligence to put itself in a position to carry out its obligations hereunder, and the time for fulfillment of such obligation shall be extended for the period in which such circumstance operates to delay or prevent the fulfillment thereof and the other party to this Lease shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

15.6.	WAIVER

Failure of the Landlord to insist upon strict performance of any of the covenants or conditions of this Lease or to exercise any right or option herein contained shall not be construed as a waiver or relinquishment of any such covenant, condition, right or option, but the same shall remain in full force and effect. The Tenant undertakes and agrees, for itself and for any person claiming to be a subtenant or assignee, that the acceptance by the Landlord of any Rent from any person other than the Tenant shall not be construed as a recognition of any rights not herein expressly granted, or as a waiver of any of the Landlord’s rights, or as an admission that such person is, or as a consent that such person shall be deemed to be, a subtenant or assignee of this Lease, irrespective of whether the Landlord or said person claims that such person is a subtenant or assignee of this Lease. The Landlord may accept Rent from any person occupying the Premises at any time without in any way waiving any right under this Lease.

15.7.	GOVERNING LAW, COVENANTS, SEVERABILITY

This Lease is being executed and delivered, and shall be performed in the Province of British Columbia in which the Building is located, and the laws of such Province shall govern the validity, construction, enforcement and interpretation of this Lease. The exclusive venue for any application or court action brought in respect of this Lease shall lie with the courts of the Province of British Columbia in which the Building is located, and the parties hereto exclusively attorn to the jurisdiction of such courts.

The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate section hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force, and be binding upon the parties hereto as though the said provision or provisions had never been included.

15.8.	HEADINGS, CAPTIONS

The headings and captions appearing in this Lease have been inserted for convenience of reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provisions hereof.

15.9.	TIME FOR PAYMENT

Unless otherwise expressly provided in this Lease, all amounts (other than Rent) required to be paid by the Tenant to the Landlord pursuant to this Lease shall be payable on demand at the place designated by the Landlord for payment of Rent and if not so paid within ten (10) days of such demand be treated as Rent in arrears.

15.10.	TIME OF ESSENCE

Time shall be of the essence of this Lease.

15.11.	SPECIAL PROVISIONS
(a)	The Tenant acknowledges and agrees that it is accepting possession of the Premises in “as is, where is” condition except that the Landlord shall provide and install to the Premises at the Landlord’s expense those items set out in Article 8.1.

The Tenant shall be responsible for its own improvements to the Premises and shall have a Rent free period (the “Fixturing Period”) commencing the day next following the final execution of this Lease and ending January 31, 2005, for the purposes of fixturing, modifying and occupying the Premises for the Tenant’s day to day business (the “Tenant’s Work”). Should the Tenant require additional utilities, additional heating, ventilation or air conditioning (“HVAC”) because of the nature of its business, in excess of those already provided to the Premises, then the Tenant shall be responsible for the cost of installing and/or supplying such additional utilities or HVAC, professionally designed and supervised, subject to the Landlord’s prior approval. The Tenant’s Work is subject to the Landlord’s prior written approval and shall be made in accordance with the Broadway Tech Centre Tenant Guidelines manual. It is understood that the Landlord’s’ contractor shall be utilized for all changes to the mechanical, electrical and life safety systems. All costs associated with the Tenant’s Work shall be borne solely by the Tenant, including design and consultants’ fees. The Tenant will be responsible for obtaining all necessary approvals and building permits from regulatory authorities for the commencement and completion of the Tenant’s Work. No Tenant’s Work shall commence until the Landlord receives proof of the Tenant’s insurance. All terms of this Least shall be applicable from the dale the Tenant takes possession of the Premises save for the payment of Rent which shall be payable as of the Commencement Date.

(b)	During the Term it is understood and agreed between the parties that the Tenant may expand into all or a portion of the premises adjacent to the Premises (the “Expansion Premises”) comprising a total Rentable Area of approximately 21,000 square feet, as indicated on Schedule “C” attached hereto, on the following conditions:
(i)	The Expansion Premises shall be divided into five (5) separate 1 x 7 grid sections containing a Rentable Area of approximately 4,200 square feet each and identified as sections A, B, C, D and E on Schedule “C” attached hereto.

(ii)	The Tenant shall expand first into section A, second into section B, third into section C, fourth into section D and fifth into section E until the Expansion Premises are fully occupied. It is agreed that prior to the Tenant expanding into any section of the Expansion Premises, as aforesaid, the Tenant shall notify the Landlord in writing of the particular section of the Expansion Premises which is required and the date upon which such section shall be occupied.

(iii)	The Rent for each section of the Expansion Premises is equal to Rent payable on the existing Premises, as expanded from time to time, on a per square foot basis and shall commence on the day tile Tenant occupies such section and shall continue for the balance of the Term.

(iv)	It is understood that there will be no demising walls constructed between the existing Premises and sections A, B, C, D and E of the Expansion Premises.

(v)	Until such time as the Tenant expands into each section of the Expansion Premises, the Tenant covenants and agrees to be responsible to keep such unoccupied sections of the Expansion Premises in broom clean condition.

(vi)	The existing Premises together with those sections of the Expansion Premises the Tenant occupies in accordance with the aforementioned conditions, shall collectively form the Premises. The Tenant covenants and agrees to execute any document or instrument which the Landlord reasonably requires under tills provision, including but not limited to the Landlord’s form of amending agreement prepared by the Landlord incorporating such sections of the Expansion Premises.

It is agreed between the Landlord and the Tenant that commencing February 1, 2006, the Tenant shall be responsible for the payment of Rent on the whole of the Expansion Premises regardless of whether or not the Tenant is occupying and conducting business in the whole of the Expansion Premises and that the Premises shall be comprised of the existing Premises and the Expansion Premises.
(c)	The Tenant shall deliver to the Landlord prior to the Commencement Date and thereafter on or before December 31st of each year throughout the Term, a series of post dated checks for the estimated monthly Gross Rent payable for the following 12 months of the Term. In the event that the Rentable Area of the Premises changes during the year in accordance with Article 15.11(b), the Tenant shall provide the Landlord with replacement post dated checks in the appropriate monthly amount of Gross Rent for the balance of the year.

(d)	Throughout the Term, the Landlord shall make available for the Tenant, to use at its option, ten (10) parking stalls in the designated parking lot. Monthly rental for the said parking stalls shall be based on the prevailing monthly rental rate, which is currently $45.00 per parking stall per month plus applicable taxes, which monthly rental rate may be adjusted by the Landlord from time to time.

(e)	If the Landlord shall desire to take down the Building, or any part thereof, at any time after December 31, 2007, it may terminate this Lease by giving to the Tenant twelve (12) months’ prior written notice of its intention to do so, whereupon the Term hereby granted shall absolutely cease and terminate on the date set out in such notice, and the Tenant covenants with the Landlord that It shall, on the day so fixed, deliver up possession of the Premises to the Landlord without cost or damage to the Landlord and pay the proportion of Rent up to the date of giving up possession as aforesaid.

(f)	The Tenant, provided it has not been in material default during the Term, shall have one option to extend the Term of this lease for a further period of two (2) years (the “Extended Term”), such option to be exercised upon twelve (12) months’ written notice to the Landlord, prior to the expiry of the initial Term, not to be given sooner than eighteen (18) months prior to the expiry of the initial Term. The Extended Term shall be on the same terms and conditions as the initial Term except for Gross Rent, any free rent allowance, fixturing period, tenant improvement allowance or other incentive or inducement and except for this option to extend.
     The Gross Rent payable by the Tenant during the Extended Term shall be negotiated and agreed upon between the parties prior to the commencement of the Extended Term based on the prevailing fair market Gross Rent at the commencement of the Extended Term for similarly improved premises of similar size, quality, use and location in warehouse buildings of a similar size, quality and location in Vancouver,

British Columbia. Failing such agreement, then within two (2) months prior to the commencement of the Extended Term Gross Rent shall be determined by arbitration under the provisions of the Commercial Arbitration Act (British Columbia) and in accordance with this clause provided that the Gross Rent payable shall not in any case be less than payable by the Tenant during the last year of the initial Term.
(g)	The Tenant agrees to keep the terms and conditions of this Lease strictly confidential. For clarity, if the terms herein are disclosed to another party, save only to the Tenant’s lawyers, accountants, consultants or as imposed by law, then in addition to any other rights or remedies the Landlord may have, the Tenant shall, at the Landlord’s sole option, be considered in default under the terms of this Lease.
IN WITNESS WHEREOF, the Landlord and Tenant have executed this lease the day and year first above written.

LANDLORD: 2725312 Canada, Inc.
Per:	/s/ illegible
(Authorized Signatory)

Per:	/s/ illegible
(Authorized Signatory)

TENANT:
Per:	/s/ illegible
(Authorized Signatory)

Per:	/s/ Brian Bacon
(Authorized Signatory)

SCHEDULE “A”
THE LANDS

Civic:	2955 Hebb Street, Vancouver, B.C.

Legal:	PID: 024-662-348
Lot 1 Except Part in Plan LMP49647
Section 36
Town of Hastings Suburban Lands
Plan LMP 44003